UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2008

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28025	86-0951473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY 10017
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code	646.673.8435

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

Global Energy Inc. is negotiating the final terms of proposed agreements with AlphaKat GmbH, Waste2Oil GmbH, Waste2Oil Ltd. and Scholz Recycling Ltd. that it anticipates will collectively provide for the purchase and operation of a KDV500 plant to be located in Hoyerswerda, Germany, for the conversion of solid waste into synthetic diesel fuel. Once final terms are agreed, Global Energy intends to enter into binding written agreements with these parties.

The current state of the negotiations anticipates that there will be five written agreements consisting of a lease, a plant purchase agreement, an operating and maintenance agreement, a waste material supply agreement and a synthetic diesel sale agreement.

The proposed lease will be with Waste2Oil GmbH, which owns land located in an industrial area of the town of Hoyerswerda, in Saxony, Germany, which contains a one thousand square meter industrial building that can be used to house the proposed KDV500 plant. The terms of the lease have yet to be determined but it is anticipated that it will give Global Energy the right to expand the proposed plant by adding up to an additional 15 KDV500 plants and diesel generators.

The proposed plant purchase agreement contemplates that AlphaKat GmbH will build, using its proprietary technology, a KDV500 plant in the industrial facility to be leased from Waste2Oil GmbH. The agreement will provide that the plant must be capable of producing at least 500 litres of synthetic diesel oil per hour that meets or exceeds EN Standard 590, that it must comply with all applicable German and European regulatory requirements, be capable of operating 24 hours per day, seven days per week and that it must be completed within six months of commencement. The parties currently estimate that the plant should cost approximately $6,000,000, payable in stages tied to degrees of completion, including approximately $600,000 if the parties determine that a desulphurization plant is required in order to enable the KDV500 to produce EN590 compliant synthetic diesel. In addition, because the KDV500 technology owned by AlphaKat GmbH that is to be licensed to Global Energy for the operation of this plant requires a proprietary catalyst in order to successfully convert solid waste to synthetic diesel, the parties contemplate that AlphaKat GmbH will be obligated to provide that catalyst to Global Energy for so long as the plant remains in operation, provide that Global Energy does not default under the purchase agreement. The parties anticipate that this KDV500 plant should be capable of producing approximately 4,000,000 litres of synthetic diesel per year. Finally, the parties anticipate that the plant purchase agreement will give to Global Energy the option to expand the KDV500 plant by adding up to an additional 15 KDV500 plants (all meeting similar performance criteria) and any required machinery.

After the first KDV500 plant has been completed, tested and accepted, the parties contemplate that Global Energy will have the option to acquire two 1.0 Megawatt diesel generators that will enable the KDV500 plant to produce electricity for sale to the local electric utility during peak hours. If Global Energy elects to purchase additional KDV500 plants for installation at the Hoyerswerda plant, it is contemplated that it will also have the option to purchase additional diesel generators. These diesel generators would run on synthetic diesel produced by the KDV500 plants (current estimates suggest that one such generator would consume approximately 356,000 litres of synthetic diesel per year and would generate approximately 1,460,000 kilowatt hours per year).

The proposed operating and maintenance agreement will be between Global Energy Inc. and Waste2Oil Ltd. The parties contemplate that under this Agreement Waste2Oil Ltd. will operate and maintain the proposed KDV500 plant and up to 15 additional KDV500 plants added by Global Energy at that location (if it elects to do so as contemplated above in the proposed plant purchase agreement). Waste2Oil Ltd. would also guarantee that it can arrange for the supply of sorted and shredded solid waste to the KDV500 plant in the quantities required and the sale of the synthetic diesel fuel to be produced.

The proposed supply and sale agreements will be between Waste2Oil Ltd., Global Energy and Scholz Recycling. The parties contemplate that these agreements will provide that Scholz Recycling will deliver an adequate supply of waste material to the proposed plant and that it will purchase a to-be-agreed minimum amount of synthetic diesel oil per year from the proposed plant.

All of these agreements are subject to the parties’ agreement on terms, as well as the negotiation and execution of formal, binding, written agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

/s/ Asi Shalgi

Asi Shalgi

President and CEO

June 17, 2008